First Foundation Inc. (NASDAQ: FFWM) April 26, 2022

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FIRST QUARTER 2022 RESULTS

●	First quarter net income of $30.8 million and earnings per share of $0.55.
●	Total revenues of $89.9 million in first quarter 2022.
●	Board of Directors has authorized a $75 million stock repurchase program.

● ● ● ● ●
1Q22 Key Financial Data

Profitability Metrics	1Q22	4Q21	1Q21
Return on average assets (%)	1.18	1.15	1.25
Return on average common equity (%)	11.5	11.3	12.7
Return on tangible common equity (%) (a)	14.7	13.4	14.9
Net interest margin (%)	3.00	3.17	3.16
Efficiency ratio (%) (a)	53.1	51.0	51.5

Income Statement (b)	1Q22	4Q21	1Q21
Net interest income	$74,494	$61,958	$54,229
Noninterest income	$15,427	$13,830	$11,908
Net income attributable to common	$30,836	$23,876	$22,355
Diluted earnings per common share	$0.55	$0.51	$0.50
Dividends declared per common share	$0.11	$0.09	$0.09

Balance Sheet (b)	1Q22	4Q21	1Q21
Average total loans	$7,529,037	$6,150,095	$5,383,745
Average total deposits	$8,939,759	$7,152,563	$6,104,727
Net charge-off ratio	0.00%	0.07%	(0.01)%
Tangible book value per share (a)	$15.21	$14.92	$13.84
Tier 1 Leverage Ratio	9.14%	8.53%	8.58%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

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Return on average assets of 1.18%.
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Return on average tangible equity of 14.7%.
●
Tangible book value per share of $15.21.
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Net interest margin of 3.00%.
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Deposit costs remained low at 0.15%.
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Near record quarterly originations of $1.1 billion; 50% growth year-over-year.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $30.8 million, or $0.55 per diluted share, for the first quarter of 2022, compared to net income of $23.9 million, including $1.1 million of merger related expenses, or $0.51 per diluted share, for the fourth quarter of 2021.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.11 per common share, payable on May 16, 2022 to common shareholders of record as of May 6, 2022, and has authorized a $75 million stock repurchase program.

Scott F. Kavanaugh CEO

“First Foundation experienced a strong start to 2022, driven by growth in core deposits and near-record loan originations,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “I am very pleased at the contributions from all facets of our business. As we expand into business-friendly markets, such as Texas and Florida, we are attracting new clients who are interested in our offerings and appreciate our client-centric business model. We are also deepening our relationship with existing clients through our diverse and broad set of high-quality financial solutions, including trust and wealth management. We believe our ability to consistently grow according to our business plan, while generating long-term results, makes us a valuable option for our clients and stakeholders.”

David DePillo President

“We are continuing to see strong demand for all of our banking solutions,” said David DePillo, President of First Foundation Inc. “Our loan portfolio continues to perform well, and we have a solid level of core deposits across a diverse client base. Credit quality remains strong, even as we originate a record amount of loans. This contributes to the strength and stability of our institution, which gives us great confidence in being able to navigate the changing rate environment and the transitioning economy. As we look ahead to next quarter, we are excited about completing several key strategic projects, including bringing Bitcoin to banking and the conversion of systems related to the acquisition of TGR Financial, Inc. and its banking subsidiary.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

1Q22 Highlights
Financial Results:
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Total revenues were $89.9 million in the quarter, an increase of 19% from the fourth quarter of 2021, and an increase of 36% from the first quarter of 2021.
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Nonperforming assets (“NPAs”) to total assets was 0.16%.
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Return on average tangible equity of 14.7%.
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Return on average assets of 1.18%.
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Efficiency ratio of 53.1% for the quarter.
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Total tangible shareholders’ equity of $859 million, tangible book value of $15.21 per share and tangible common equity to tangible assets of 8.38%.
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Net interest margin (“NIM”) was 3.00% for the quarter, negatively impacted by excess liquidity.
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Advisory and Trust divisions achieved a combined pre-tax profit margin of 21% in the quarter.

Other Activity:
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Core systems conversions for TGR Financial are still on track to occur in May 2022.
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The allowance for credit losses for loans decreased by $954 thousand in the quarter to $32.8 million, down from $33.8 million in the prior quarter, primarily as a result of the payoff of Purchased Credit Deteriorated (“PCD”) loans with specific reserves related to prior acquisitions.
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Loan originations totaled $1.1 billion for the quarter, a near record quarter for us; C&I originations of $482 million, were 42% of the total quarterly originations.
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Transferred $917 million of AFS securities to HTM during the quarter.
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Core deposits increased to 99% of total deposits from 98% the prior year, with 72% of core deposits attributed to commercial business deposits.
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Cost of deposits held steady at 0.15% from the prior quarter, and decreased from 0.31% in the prior year.
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Assets under management (“AUM”) at FFA ended the quarter at $5.5 billion, while trust assets under advisement (“AUA”) at FFB were $1.3 billion.
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Closed subordinated note issuance in January 2022 for gross proceeds of $150 million at note rate of 3.50%.

Spotlight

2021 Vision List – Outperforming Stock

Bank & Thrift Sm-All Stars Class of 2021

First Foundation Inc. (FFWM) made B Riley’s Vision List which is a list of the top-24 stocks across all industries selected by analysts to outperform the small-cap benchmark Russell 2000 Index in the current year. Each year analysts are tasked to identify a single, immutable pick to outperform based on a set of defined criteria.

The Sm-All Stars represent the top performing small-cap banks and thrifts in the country. This is the second time FFWM was one of 35 banks chosen. According to Piper Sandler, banks selected have superior performance metrics in growth, profitability, credit quality and capital strength.

Barron’s and CNBC Top 100 Independent Advisors

Top Performing Bank in 2021 with Assets Greater than $10B

First Foundation Advisors (FFA) was selected as one of America’s top independent financial advisors, as identified by Barron's. Also, FFA was included in The CNBC FA 100 which recognizes the advisory firms that top the list when it comes to offering a comprehensive planning and financial service that helps clients navigate through their complex financial life.

First Foundation Bank ranked as the 6th best performing bank in 2021 with assets greater than $10B. S&P Global Market Intelligence calculated scores for each bank on key metrics, including returns, growth, and efficiency but placed a premium on the strength and risk profile of balance sheets.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Details

Loans

Loans increased $491 million, or 6.6%, to $7.9 billion as of March 31, 2022, compared to $7.4 billion as of December 31, 2021, and increased $2.3 billion, or 40.3%, compared to $5.6 billion as of March 31, 2021. The year over year increase was impacted by the acquisition of TGR Financial in the fourth quarter of 2021, which added $1.06 billion in gross loans, or $1.05 billion of net loans held for investment after purchase accounting adjustments.  Loan balances were also affected by loan fundings, which in the first quarter of 2022 were $1.1 billion, a decrease of $65 million, or 5.4%, from the fourth quarter of 2021 and an increase of $383 million, or 50.0%, from the first quarter of 2021.  Contributing to loan originations during the quarter, our C&I division funded $482 million of new commercial loans during the first quarter of 2022, of which 49% were adjustable commercial revolving lines of credit. The remaining C&I originations were comprised of $125 million of commercial term loans, $76 million of public finance loans, $15 million of owner occupied commercial real estate loans, and $28 million of equipment finance leases. Loan balances during the first quarter of 2022 were also impacted by loan payoffs of $657 million, compared to payoffs of $670 million in the fourth quarter of 2021 and $500 million in the first quarter of 2021. The current pipeline continues to remain very strong going into the second quarter.

Investment Securities

Investment securities were $1.2 billion as of March 31, 2022 and December 31, 2021, and increased $431.3 million, or 56.9%, compared to $749.2 million as of March 31, 2021. The increase in the balance of investment securities compared to the first quarter of 2021 was primarily driven by securities purchases in the fourth quarter of 2021, as excess liquidity from the TGR Financial acquisition was deployed, and the result of $221.8 million of investment securities, net of the fair value adjustment, acquired in connection with the acquisition. $917 million in securities, with $39.7 million in unrealized losses, were transferred from available-for-sale to held-to-maturity in the first quarter of 2022.

The allowance for credit losses for investments increased by $0.3 million from the prior quarter, to $10.7 million as of March 31, 2022, from $10.4 million as of December 31, 2021, and increased $1.8 million, from $8.9 million as of March 31, 2021. The increase was a result of faster than expected prepayments that negatively impacted the projected cash flows on interest-only strip securities.

Deposits and Borrowings

Deposits were $9.0 billion as of March 31, 2022, an increase of $146 million, or 1.7%, compared to $8.8 billion as of December 31, 2021, and an increase of $2.7 billion, or 43.4%, compared to $6.2 billion as of March 31, 2021. Deposit growth during the first quarter of 2022 compared to the first quarter of 2021 was primarily driven by an increase of $1.1 billion, or 51%, in non-interest bearing demand deposits, an increase of $1.4 billion, or 140%, in interest bearing demand deposits, and an increase in money market and savings accounts of $307.4 million, largely attributable to our commercial deposit services division, and retail branches, and the acquisition of TGR Financial, which contributed $2.2 billion of deposits after purchase accounting adjustments.  The increases in deposits were offset by a reduction in CDs of $125.9 million, primarily due to our intentional run-off of higher cost brokered deposits. Noninterest-bearing demand deposits measured 36.8% of total deposits as of March 31, 2022, compared to 37.2% of total deposits as of December 31, 2021, while core deposits increased by $146 million compared to the linked quarter, and measured 99% of total deposits as of March 31, 2022 and December 31, 2021. Commercial business deposits were 72% of total core deposits as of March 31, 2022.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Our loan to deposit ratio measured 88.2% as of March 31, 2022, compared to 84.1% as of December 31, 2021 and 90.1% as of March 31, 2021.

Borrowings were $326.0 million as of March 31, 2022, compared to $210.1 million as of December 31, 2021, and $12 million as of March 31, 2021. Borrowings increased in the first quarter of 2022 compared to the linked quarter primarily due to the addition of $150 million in subordinated debt, offset partially by the $18.5 million paydown on First Foundation Inc.’s, and $13 million decrease in repurchase agreements.

Private Wealth Management and Trust Assets

AUM was $5.5 billion as of March 31, 2022, compared to $5.7 billion as of December 31, 2021. There were $123 million of new accounts and $13 million of net withdrawals in the first quarter of 2022. AUA at FFB’s Trust Department increased $127.1 million, to $1.3 billion, compared to the first quarter of 2021.  The Advisory and Trust divisions achieved a combined pre-tax profit margin of 21% in the quarter.

Net Interest Income

Net interest income was $74.5 million for the first quarter of 2022, compared to $62.0 million in the fourth quarter of 2021 and $54.2 million in the first quarter of 2021.  Interest income from loans increased 23.1% to $72.0 million for the first quarter of 2022 compared to $58.5 million in the fourth quarter of 2021, and increased 34.6% compared to $53.5 million for the first quarter of 2021, driven primarily by higher average loan balances. Interest income from investment securities and interest-earning cash was $7.1 million for the first quarter of 2022, compared to $6.2 million for the fourth quarter of 2021, and $5.6 million in the first quarter of 2021. The linked quarter and prior year quarter changes were due primarily to an increase in average securities balances.

Interest expense increased 70.3% to $4.7 million in the first quarter of 2022, compared to $2.7 million in the fourth quarter of 2021, and decreased 5.3% compared to $4.9 million in the first quarter of 2021. The linked quarter increase in interest expense was driven primarily by a 24.8% increase in interest expense on deposits and a $1.3 million increase in interest expense on borrowings. Interest expense on deposits increased from the linked quarter due to a $1.3 billion increase in the average balance of demand deposits. The increase in demand deposits was primarily due to the deposits acquired in the TGR Financial acquisition in the fourth quarter in 2021. Interest expense on borrowings increased due to the addition of $150 million in subordinated debt in the first quarter of 2022.

Net Interest Margin

Net interest margin (“NIM”) was 3.00% in the first quarter of 2022, compared to 3.17% in the fourth quarter of 2021, and 3.16% in the first quarter of 2021. The NIM decrease was primarily driven by an increase in average excess liquidity during the quarter brought on by the acquisition of TGR Financial, bringing our average fed funds and cash deposit balances up by $553 million quarter over quarter, earning an average rate of 0.25%. Loan yields increased 0.04% and interest earnings on deposits costs decreased by 0.02% in the linked quarter.

Noninterest Income

Noninterest income increased 11.5% to $15.4 million in the first quarter of 2022, compared to $13.8 million in the fourth quarter of 2021 and increased 29.6%, compared to $11.9 million in the first quarter of 2021.

Noninterest income during the first quarter of 2022 was comprised primarily of $8.0 million of investment advisory fees from Wealth Management, $2.2 million of trust administrative and consulting fees, a $1.1 million gain on a

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

sale-leaseback transaction, $2.6 million of loan and servicing fees, $0.6 million of deposit account fees and other income of $0.9 million. Income related to Wealth Management increased in the first quarter of 2022 compared to the fourth quarter of 2021 and the first quarter of 2021, due primarily to higher levels of fees earned on AUM.

Noninterest Expense

Noninterest expense increased 20.4%, to $47.6 million for the first quarter of 2022, compared to $39.6 million for the fourth quarter of 2021, and increased 38.0%, compared to $34.5 million for the first quarter of 2021. Compensation and benefits were $29.8 million in the first quarter of 2022, compared to $22.9 million in the fourth quarter of 2021, and $21.5 million in the first quarter of 2021.  The increase in compensation and benefits in the first quarter of 2022 was primarily due to a 20.5% increase in average FTE largely associated with the TGR Financial acquisition, as the fourth quarter in 2021 only reflected approximately two weeks of TGR Financial compensation and benefits, and due to merit increases and annual bonus and commission payouts in the first quarter.

Our efficiency ratio for the first quarter of 2022 was 53.1%, compared to 51.0% for the fourth quarter of 2021 and 51.5% in the first quarter of 2021. The efficiency ratio for the first quarter in 2022 excludes a $1.1 million gain on a sale-leaseback transaction and the fourth quarter of 2021 excludes a $1.1 million gain on other equity investments and $1.1 million in merger related costs.

Income Tax Expense

We recorded an income tax expense of $12.3 million in the first quarter of 2022, compared to an income tax expense of $8.5 million in the fourth quarter of 2021, and an income tax expense of $8.9 million in the first quarter of 2021. Our effective tax rate for the first quarter of 2022 was 28.4%, compared to 26.2% for the fourth quarter of 2021, and 28.5% for the first quarter of 2021.

Asset Quality

Total nonperforming assets were $10.8 million as of March 31, 2022, compared to $8.3 million as of December 31, 2021, and $16.6 million as of March 31, 2021. Our ratio of nonperforming assets to total assets was 0.16% as of March 31, 2022, compared to 0.14% as of December 31, 2021, and 0.24% as of March 31, 2021. Total delinquent loans were $6.7 million as of March 31, 2022, compared to $5.3 million as of December 31, 2021 and $10.4 million as of March 31, 2021.

Our allowance for credit losses for loans was $32.8 million, or 0.44% of total loans, as of March 31, 2022, compared to $33.8 million, or 0.49%, as of December 31, 2021 and $23.2 million, or 0.45%, as of March 31, 2021. The linked quarter decrease in the allowance for credit losses for loans was a result of the payoff of PCD loans with $672 thousand of specific reserves related to prior acquisitions, and of a reduction in allowance of $282 thousand related to the remaining loan portfolio, due to an improvement in the economic scenario outlook, offset partially by an increase in loan balances. Net charge-offs during the first quarter of 2022 were $11,000, compared to net charge-offs of $1.1 million, or 0.07% of average loans annualized, for the fourth quarter of 2021, and $0.2 million of net recoveries, or (0.01)% of average loans annualized, for the first quarter of 2021.

The ratio of the allowance for credit losses for loans to total nonperforming assets was 302.7% as of March 31, 2022, compared to 405.5% as of December 31, 2021 and 139.6% as of March 31, 2021.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Capital

As of March 31, 2022, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a "well-capitalized" depository institution, as summarized in the table below:

	As of			Well-Capitalized
	March 31,	December 31,	March 31,	Regulatory
(unaudited)	2022 [1]	2021	2021	Requirements
Tier 1 leverage ratio	9.14%	8.53%	8.58%	5.00%
Common Equity Tier 1 ratio	12.24%	11.49%	11.14%	6.50%
Tier 1 risk-based capital ratio	12.24%	11.49%	11.14%	8.00%
Total risk-based capital ratio	12.76%	12.04%	11.73%	10.00%
Tangible common equity to tangible assets ratio [2]	8.38%	8.44%	8.91%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our March 31, 2022 FDIC call report.
(2)	Tangible common equity is an FFI non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $1.08 billion as of March 31, 2022, an increase from $1.06 billion and $714.4 million as of December 31, 2021 and March 31, 2021, respectively. Our tangible book value per common share was $15.21 as of March 31, 2022, compared to $14.92 as of December 31, 2021, and increased $1.37, compared to $13.84, as of March 31, 2021. The linked quarter increase in tangible book value per common share was attributable to positive EPS of $0.55 during the quarter, offset by $0.11 dividends per share and $0.11 per share of AOCI reduction due to unrealized losses in the AFS securities portfolio during the first quarter of 2022.

Stock Repurchase Program

On April 22, 2022, the Board of Directors of First Foundation authorized a stock repurchase program, pursuant to which First Foundation may repurchase up to $75 million of its common stock.  This stock repurchase program replaces and supersedes the stock repurchase program approved by the Board of Directors on October 30, 2018, which had authorized First Foundation to repurchase up to 2,200,000 shares of its common stock.

Under the new stock repurchase program, shares of common stock may be repurchased by First Foundation from time to time in open market transactions or in privately negotiated transactions as permitted under applicable rules and regulations.  The extent to which First Foundation repurchases its shares and the timing of such repurchases will depend on market conditions and other considerations as may be considered in First Foundation’s sole discretion. The stock repurchase program, which has no stated expiration date for repurchases, does not obligate First Foundation to repurchase any specific number of shares and may be modified, suspended or discontinued at any time without notice.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on April 26, 2022 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 831-8713 using conference ID FFWMQ122.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Further, statements about the potential effects of the TGR Financial, Inc. (“TGR Financial”) acquisition on our business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond our control, including the risk that the benefits from the acquisition may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we and TGR Financial operate; our ability to promptly and effectively integrate the companies’ businesses; reputational risks and the reaction of the companies' customers, employees and counterparties to the acquisition; diversion of management time on integration-related issues; and lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC on February 28, 2022, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited, except for December 31, 2021)

(in thousands, except share and per share amounts)	March 31,	December 31,	March 31,
	2022	2021	2021
ASSETS

Cash and cash equivalents	$931,710	$1,121,757	$468,026
Securities available-for-sale ("AFS")	269,030	1,201,777	758,097
Securities held-to-maturity ("HTM")	920,408	—	—
Allowance for credit losses - investments	(10,743)	(10,399)	(8,878)
Net securities	1,178,695	1,191,378	749,219

Loans held for sale	501,424	501,436	513,054

Loans held for investment	7,397,464	6,906,728	5,117,206
Allowance for credit losses - loans	(32,822)	(33,776)	(23,180)
Net loans	7,364,642	6,872,952	5,094,026

Investment in FHLB stock	17,250	18,249	17,250
Deferred taxes	18,047	20,835	6,941
Premises and equipment, net	35,904	37,920	7,817
Real estate owned ("REO")	6,210	6,210	—
Goodwill and intangibles	223,239	222,125	94,864
Other assets	197,675	203,342	100,635
Total Assets	$10,474,796	$10,196,204	$7,051,832

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$8,957,518	$8,811,960	$6,245,821
Borrowings	325,969	210,127	12,000
Accounts payable and other liabilities	108,734	110,066	79,581
Total Liabilities	9,392,221	9,132,153	6,337,402

Shareholders’ Equity:
Common Stock	57	56	45
Additional paid-in-capital	720,846	720,744	434,346
Retained earnings	365,604	340,976	265,970
Accumulated other comprehensive income (loss)	(3,932)	2,275	14,069
Total Shareholders’ Equity	1,082,575	1,064,051	714,430
Total Liabilities and Shareholders’ Equity	$10,474,796	$10,196,204	$7,051,832

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended
(in thousands, except share and	March 31,	December 31,	March 31,
per share amounts)	2022	2021	2021
Interest income:
Loans	$72,027	$58,532	$53,531
Securities	6,360	5,696	5,206
Cash, FHLB Stock, and Fed Funds	757	460	401
Total interest income	79,144	64,688	59,138

Interest expense:
Deposits	3,358	2,690	4,623
Borrowings	1,292	40	286
Total interest expense	4,650	2,730	4,909

Net interest income	74,494	61,958	54,229

Provision for credit losses	(792)	3,879	360

Net interest income after provision for credit losses	75,286	58,079	53,869

Noninterest income:
Asset management, consulting and other fees	10,197	9,612	8,349
Other income	5,230	4,218	3,559
Total noninterest income	15,427	13,830	11,908

Noninterest expense:
Compensation and benefits	29,821	22,938	21,526
Occupancy and depreciation	8,567	6,680	6,160
Professional services and marketing costs	3,417	3,495	2,122
Customer service costs	1,788	2,140	1,770
Other expenses	4,025	4,311	2,933
Total noninterest expense	47,618	39,564	34,511

Income before taxes on income	43,095	32,345	31,266
Taxes on income	12,259	8,469	8,911
Net income	$30,836	$23,876	$22,355

Net income per share:
Basic	$0.55	$0.51	$0.50
Diluted	$0.55	$0.51	$0.50
Shares used in computation:
Basic	56,465,855	46,751,427	44,707,718
Diluted	56,565,845	46,881,101	45,012,205

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended
(in thousands, except share and per share amounts	March 31,	December 31,	March 31,
and percentages)	2022	2021	2021
Selected Financial Data:
Return on average assets	1.18%	1.15%	1.25%
Return on average equity	11.5%	11.3%	12.7%
Return on average tangible equity (1)	14.7%	13.4%	14.9%
Efficiency ratio (2)	53.1%	51.0%	51.5%
Net interest margin	3.00%	3.17%	3.16%
Cost of deposits	0.15%	0.15%	0.31%
Loan to deposit ratio	88.2%	84.1%	90.1%
Noninterest income as a % of total revenues	17.2%	18.2%	18.0%
Loan originations	$1,147,855	$1,213,137	$765,298
Assets under management	5,455,742	5,680,605	5,027,989
Tangible common equity to tangible assets (1)	8.38%	8.44%	8.91%
Book value per share	$19.16	$18.86	$15.95
Tangible book value per share	15.21	14.92	13.84

Asset Quality:
Nonperforming assets
Nonaccrual loans	$10,843	$8,330	$16,603
Total nonperforming loans	$10,843	$8,330	$16,603

Loans 30 - 89 days past due	$6,658	$5,326	$10,351
Accruing loans 90 days or more past due	—	—	1,211

Nonperforming assets to total assets	0.16%	0.14%	0.24%
Loans 30 - 89 days past due to total loans	0.09%	0.08%	0.18%
Allowance for credit losses to loans held for investment	0.44%	0.49%	0.45%
Allowance for credit losses to nonaccrual loans	302.70%	405.5%	139.3%
Net charge-offs (recoveries) to average loans - annualized	—%	0.07%	(0.01)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands)	2022	2021	2021
Banking:
Interest income	$79,144	$64,688	$59,138
Interest expense	3,413	2,700	4,848
Net interest income	75,731	61,988	54,290
Provision for credit losses	(792)	3,879	360
Noninterest income	7,531	5,358	5,309
Noninterest expense	40,101	32,440	28,579
Income before taxes on income	$43,953	$31,027	$30,660

Wealth Management:
Noninterest income	$8,345	$7,897	$6,923
Noninterest expense	6,644	5,908	5,731
Income before taxes on income	$1,701	$1,989	$1,192

Other and Eliminations:
Interest income	$—	$—	$—
Interest expense	1,237	30	61
Net interest income	(1,237)	(30)	(61)
Noninterest income	(449)	575	(324)
Noninterest expense	873	1,216	201
Income before taxes on income	$(2,559)	$(671)	$(586)

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2022	2021	2021	2021	2021
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,284,003	$2,886,055	$2,518,151	$2,814,446	$2,425,182
Single Family	911,438	933,445	818,968	812,728	844,532
Subtotal	4,195,441	3,819,500	3,337,119	3,627,174	3,269,714
Commercial properties	1,264,221	1,309,200	669,912	665,166	701,920
Land and construction	159,533	156,028	63,706	56,603	57,227
Total real estate loans	5,619,195	5,284,728	4,070,737	4,348,943	4,028,861
Commercial and industrial loans	1,754,279	1,598,422	1,217,078	1,142,766	1,063,937
Consumer loans	9,760	10,834	9,468	9,645	14,243
Total loans	7,383,234	6,893,984	5,297,283	5,501,354	5,107,041
Deferred fees and expenses	14,230	12,744	11,676	11,534	10,165
Total	$7,397,464	$6,906,728	$5,308,959	$5,512,888	$5,117,206

Loans held for sale	$501,424	$501,436	$501,433	$498,319	$513,054

Deposits:
Demand deposits:
Noninterest-bearing	$3,296,118	$3,280,455	$2,995,570	$3,276,901	$2,182,714
Interest-bearing	2,429,202	2,242,684	945,654	896,224	1,012,448
Money market and savings	2,592,437	2,620,336	2,290,380	2,256,952	2,284,994
Certificates of deposits	639,761	668,485	613,374	676,725	765,665
Total	$8,957,518	$8,811,960	$6,844,978	$7,106,802	$6,245,821

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2022	2021	2021
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$549,198	$579,414	$320,288
Single family	57,215	74,992	38,629
Subtotal	606,413	654,406	358,917
Commercial properties:
Non-owner occupied CRE	30,340	28,770	49
Owner-occupied CRE	15,333	31,715	8,930
Subtotal	45,673	60,485	8,979
Land and construction	28,651	11,994	2,533
Total real estate loans	680,737	726,885	370,429
Commercial and industrial loans	467,012	486,120	396,600
Consumer loans	160	131	269
Total	$1,147,909	$1,213,136	$767,298

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	3.27%	3.20%	3.33%
Single family	3.16%	3.26%	3.28%
Subtotal	3.26%	3.21%	3.33%
Commercial properties:
Non-owner occupied CRE	3.13%	3.20%	4.13%
Owner-occupied CRE	4.08%	3.78%	3.76%
Subtotal	3.45%	3.51%	3.76%
Land and construction	4.46%	4.71%	5.69%
Total real estate loans	3.32%	3.26%	3.35%
Commercial and industrial loans	3.43%	3.56%	3.35%
Consumer loans	2.86%	3.92%	0.00%
Total	3.36%	3.38%	3.35%

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2022	2021	2021
Average Balances:
Cash, FHLB Stock, and Fed Funds	$1,212,777	$659,730	$714,379
Securities	1,197,859	994,701	772,204
Loans	7,529,037	6,150,095	5,383,745
Total interest-earnings assets	9,939,673	7,804,526	6,870,328
Deposits: interest-bearing	5,624,620	4,076,354	4,173,990
Deposits: noninterest-bearing	3,315,139	3,076,209	1,930,737
Borrowings	301,236	32,808	206,085

Average Yield / Rate:
Cash, FHLB Stock, and Fed Funds	0.25%	0.28%	0.23%
Securities	2.12%	2.29%	2.70%
Loans	3.84%	3.80%	3.99%
Total interest-earnings assets	3.19%	3.31%	3.45%
Deposits (interest-bearing only)	0.24%	0.26%	0.45%
Deposits (noninterest and interest-bearing)	0.15%	0.15%	0.31%
Borrowings	1.74%	0.48%	0.56%
Total interest-bearing liabilities	0.32%	0.26%	0.45%

Net Interest Rate Spread	2.88%	3.05%	3.00%

Net Interest Margin	3.00%	3.17%	3.16%

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2022	2021	2021
Average shareholders' equity	$1,069,096	$844,089	$704,421
Less: Average goodwill and intangible assets	222,276	126,002	95,080
Average tangible common equity	$846,820	$718,087	$609,341

Net Income	$30,836	$23,876	$22,355
Plus: Amortization of intangible assets expense	509	365	432
Less: Tax effect on amortization of intangible assets expense	148	106	125
Net Income available to common shareholders	$31,197	$24,135	$22,662

Return on Average Equity(1)	11.5%	11.3%	12.7%
Return on Average Tangible Common Equity(2)	14.7%	13.4%	14.9%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%	29.0%	29.0%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and merger related costs, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain on other equity investments and net gain on a sale-leaseback transaction.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2022	2021	2021
Total noninterest expense	$47,618	$39,564	$34,511
Less: Amortization of intangible assets expense	509	365	432
Less: Merger related costs	(35)	1,056	-
Adjusted Noninterest expense	$47,144	$38,143	$34,079

Net interest income	$74,494	$61,958	$54,229
Plus: Total noninterest income	15,427	13,830	11,908
Less: Net gain on other equity investments		1,069	-
Less: Net gain on sale-leaseback	1,111	-	-
Adjusted Revenue	$88,810	$74,719	$66,137

Efficiency Ratio	53.1%	51.0%	51.5%

FIRST FOUNDATION INC. FIRST QUARTER 2022 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2022	2021	2021
Shareholders' equity	$1,082,575	$1,064,051	$714,430
Less: Goodwill and intangible assets	223,239	222,125	94,864
Tangible Common Equity	$859,336	$841,926	$619,566

Total assets	$10,474,796	$10,196,204	$7,051,832
Less: Goodwill and intangible assets	223,239	222,125	94,864
Tangible assets	$10,251,557	$9,974,079	$6,956,968

Equity to Asset Ratio	10.34%	10.44%	10.13%
Tangible Common Equity Ratio	8.38%	8.44%	8.91%

Book value per share	$19.16	$18.86	$15.95
Tangible book value per share	15.21	14.92	13.84
Basic common shares outstanding	56,514,168	56,432,070	44,782,155